Exhibit 3.2


                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 04:00 PM 07/21/1999
                                                             991300911 - 2315242


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          DISCOVERY LABORATORIES, INC.

                         Pursuant to Section 242 of the
                         General Corporation Law of the
                                State of Delaware


         Discovery Laboratories, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY, that the Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware is hereby amended as follows:

         1. The name of the Corporation is Discovery Laboratories, Inc.

         2. The original Certificate of Incorporation of the Corporation was filed under the name Ansan, Inc. with the Secretary of State of the State of Delaware on November 6, 1992.

         3. Paragraph A. of Article FOURTH of the Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

         A. Authorization.
            -------------

            The total number of shares of all classes of stock which the Corporation shall have authority to issue is 40,000,000 consisting of 35,000,000 shares of common stock, par value $.001 per share (the "Preferred Stock").

            The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such

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         series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of any shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

         4. The foregoing amendment was duly adopted in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Discovery Laboratories, Inc. has caused this Certificate of Amendment to be signed this 15th day of July, 1999.

                                      DISCOVERY LABORATORIES, INC.


                                      By:/s/ Robert J. Capetola, Ph.D.
                                         ---------------------------------
                                         Name: Robert J. Capetola, Ph.D.
                                         Title: Chief Executive Officer


935284.1